Exhibit 21
SUBSIDIARIES OF THE COMPANY
(As of April 30, 2009)

State or Jurisdiction of
Subsidiaries	Incorporation or Organization

The Dickinson Family, Inc.	Ohio
Eagle Family Foods, Inc.	Delaware
Eagle Family Foods Holdings, Inc.	Delaware
EB International Inc.	Barbados
Europe’s Best Inc.	Federal Canadian Corporation
Europe’s Best International LLC	Delaware
Europe’s Best International SRL	Barbados
Europe’s Best LLC	Ohio
Fantasia Confections, Inc.	California
The Folger Coffee Company	Ohio
The Folger Coffee Company, LLC	Ohio
Folgers Café Serviços de Pesquisa Ltda.	Brazil
The Folgers Coffee Company	Delaware
The Folgers Coffee Distributing Company	Delaware
IMC Bakery International, Inc.	Delaware
IMC North America, Inc.	Delaware
IMC U.S., Inc.	Delaware
Inversiones 91060, C.A.	Venezuela
J.M. Smucker de Mexico, S.A. de C.V.	Mexico (domesticated in Delaware)
J.M. Smucker LLC	Ohio
JM Smucker (Scotland) Limited	Scotland
Juice Creations Co.	Ohio
King Kelly, LLC	Ohio
Knudsen & Sons, Inc.	Ohio
Martha White Foods, Inc.	Delaware
Mary Ellen’s, Incorporated	Ohio
Millstone Coffee, Inc.	Washington
Millstone Coffee, LLC	Ohio
Milnot Company	Delaware
RHM Canada LP	Ontario, Canada
RHM Corporation	Nova Scotia, Canada
RHM Management Inc.	Ontario, Canada
Santa Cruz Natural Incorporated	California
Simply Smucker’s, Inc.	Ohio
Smucker Bakery Manufacturing, Inc.	Delaware
Smucker Brands, Inc.	Delaware
Smucker Direct, Inc.	Ohio
Smucker Foods of Canada Co.	Nova Scotia, Canada
Smucker Fruit Processing Co.	Ohio
Smucker Holdings, Inc.	Ohio
Smucker Hong Kong Limited	Hong Kong, Peoples’ Republic of China
Smucker Latin America, Inc.	Ohio
Smucker Natural Foods, Inc.	California
Smucker Sales and Distribution Company	Ohio
Smucker Services Company	Ohio